Exhibit 99.1

NEWS RELEASE

Media Contact: David W. Carter, dwcarter@magellanhealth.com, (860) 507-1909 Investor Contact: Renie Shapiro , rshapiro@magellanhealth.com , (877) 645-6464

MAGELLAN HEALTH SERVICES NAMES KEITH DIXON, Ph.D.,
PRESIDENT OF BEHAVIORAL HEALTH

AVON, Conn. — January 25, 2011 — Magellan Health Services, Inc. (NASDAQ: MGLN) today announced the appointment of Keith Dixon, Ph.D., as President of its Behavioral Health business unit.  In this role, he will be responsible for leading Magellan’s behavioral health businesses, including the public sector and commercial behavioral health business segments.  He joined the company on January 24, and reports to Magellan’s president, Karen S. Rohan.

“Keith brings a unique background as a clinician and proven business leader with deep behavioral health experience,” said Rohan. “His role will be to expand our already strong focus on bringing clinical innovation to our behavioral health business and further differentiating Magellan in the marketplace.  He will also focus on expanding our presence in Medicaid, driving our strategic approach to that critical and growing market and leading our efforts to find new ways of serving that expanding population.  I am confident that he will build on our already strong behavioral health business to drive high quality outcomes and bring clinical excellence into the lives of the people entrusted to our care.”

“I am pleased to be joining Magellan, the acknowledged industry leader in providing behavioral health care management,” said Dixon.  “This is a challenging health care environment, with customers increasingly looking for innovative clinical programs.  Magellan has a strong team and a sharp focus on client service.  I look forward to building on the good work being done and expanding our product capabilities to drive growth.”

From 1999 to 2010, Dixon served as an executive of CIGNA Corporation (NYSE: CI), a global provider of employee benefits and related services.  His specific assignments at CIGNA involved the presidencies of two major subsidiaries: CIGNA Behavioral Health (1997-2006) and CIGNA Health Solutions (2006-2010).  Prior to his work at CIGNA, he served as President of United Behavioral Health, a subsidiary of United Health Group (NYSE: UNH).  He is a well-known and respected leader in the fields of behavioral health management, corporate health and wellness, and disease management.

Dixon received his Ph.D. in psychology from The Union Graduate School, a Masters Degree from the University of St. Thomas, and his B.A. from The University of Minnesota.  He was the recipient of a Fulbright Scholarship to study the impact of science, technology and health services in rural India through the Gokhale Institute of Politics and Economics in Poona, India.

He has been active in U.S. health care policy from 1993 to the present.  In 1997, he served as Chairman of The American Managed Behavioral Health Care Association in Washington, D.C., a trade group of national behavioral companies.  He has served as a founding member on the Board of the Institute for Workplace Health & Productivity of the National Business Group on Health in Washington, D.C.

About Magellan:  Headquartered in Avon, Conn., Magellan Health Services, Inc. is a leading specialty health care management organization with expertise in managing behavioral health, radiology and specialty pharmaceuticals, as well as public sector pharmacy benefits programs. Magellan delivers innovative solutions to improve quality outcomes and optimize the cost of care for those we serve. Magellan’s customers include health plans, employers and government agencies, serving approximately 58 million people nationwide in our behavioral and radiology benefits lines, more than 40 payors in our specialty pharmaceutical benefits segment, and 25 states and the District of Columbia in our Medicaid Administration segment. For more information, visit www.MagellanHealth.com.